United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

On October 3, 2006, the Company received a letter from NASCAR in which NASCAR informed it of the amount of live broadcast revenue the industry expects to receive for each of the eight years beginning with the 2007 season under agreements that NASCAR has reached with its various broadcast partners.

In the letter, NASCAR informed the Company that industry live broadcast revenue in 2007 will be $505,000,000 for the NASCAR NEXTEL Cup Series, NASCAR Busch Series and NASCAR Craftsman Truck Series as compared with industry live broadcast revenue of approximately $576,000,000 in 2006. The average for the new eight year contract is $560,000,000, a 40% increase over the average of the prior contract.

For the 2007 season, NASCAR allocated the amounts as follows: $473,437,500 or 93.75% to the NASCAR NEXTEL Cup Series; $29,037,500 or 5.75% to the NASCAR Busch Series; and $2,525,000 or 0.50% to the NASCAR Craftsman Truck Series. The allocation for 2007 is not significantly different that it was for the six years in the previous contract. NASCAR reserves the right in its sole discretion to make changes to this allocation in future years.

Management was anticipating that the new contract would include an allocation of more of the broadcast revenue from the NASCAR NEXTEL Cup Series to the NASCAR Busch Series. Based on the fact that the allocation of live broadcast revenue for the NASCAR Busch Series is less than anticipated, we have concluded that it is necessary for the Company to review the long-lived assets of each of its three Midwest facilities, consisting of Nashville Superspeedway, Memphis Motorsports Park and Gateway International Raceway, for impairment.

At this time, we are unable in good faith to make a determination of an estimate of the amount of a non-cash impairment charge. We will file an amended report on Form 8-K under this Item 2.06 after we make a determination of such an estimate or range of estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: October 10, 2006